Exhibit 10.2

Independent Contractor Agreement

THIS AGREEMENT is entered into on this 17  day of October 2014 (the “Effective Date”) by and between Bitcoin Shop Inc., a Nevada corporation, with its principal place of business located at 1901 North Fort Myer Drive, Suite #1105, Arlington, VA 22209, ("BTCS") and ______________, (“Contractor”).

Recitals

WHEREAS, BTCS operates an ecommerce website allowing consumers to purchase products using virtual currency, and

WHEREAS, BTCS desires to engage Contractor, and Contractor desires to accept the engagement, as more fully described in this Agreement, to perform services for BTCS as an independent contractor.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, the parties agree as follows:

1.   Engagement:    BTCS hereby engages Contractor and Contractor promises and agrees to hold himself available at mutually convenient times to perform the services for BTCS set forth in Section 2 herein (the “Services”). The parties expressly acknowledge and agree that it is not practical to describe or attempt to describe every service that may be requested by BTCS during the term of this Agreement, but to the extent the Services requested are reasonably related to and contemplated within the general scope of the Services described below, the Contractor shall in good faith, and to the best of his ability, perform such services on the terms and conditions set forth in this Agreement. During the Term, the Contractor shall not be obligated hereunder to devote in excess of the equivalent of two business days during each calendar quarter to the engagement hereunder.

2.   Services Description:    Contractor will sit on the BTCS Advisory Board and provide ongoing guidance to BTCS accordingly. Contractor will use his skills and expertise to assist BTCS in various areas applicable to the business and operations of BTCS.

3.   Term:    The term of this Agreement shall be deemed effective on the Effective Date and shall continue until March 31, 2015 (the “Expiration Date”). The Agreement shall expire and terminate automatically without further notice on the Expiration Date.

4.   Compensation:    As compensation for the Services performed by Contractor during the term of this Agreement, BTCS shall compensate Contractor as follows:

Stock Compensation:  BTCS shall pay the Contractor $1,000 per month (the “Monthly Fee”) during the Term in the form of BTCS’s common stock par value $0.0001 per.  The number of shares of common stock to be issued for each month shall equal the quotient of:  (a) the Monthly Fee, divided by (b) the greater of (i) the volume weighted average stock price for that month, and (ii) 0.10 (the “Monthly Shares”).  The total number of shares issued to the Contractor shall equal the sum of the Monthly Shares earned by the Contractor each calendar month from the Effective Date until the Expiration Date (the “Consulting Shares”); provided, however in the event this Agreement is terminated prior to the Expiration Date pursuant to Section 7 herein, a pro-rata portion of the Consulting Shares shall be issued equal to the number of elapsed months and days from the Effective Date to the Termination Date as calculated pursuant to this Section 4.

The Consulting Shares shall be issued in one stock certificate to the Contractor within 15 days from the earlier of (i) the Expiration Date, and (ii) the Termination Date.  Stock shall be issued in compliance with all rules and regulations of the Securities and Exchange Commission (the “SEC”).

Contractor will provide a completed IRS Form W-9 to BTCS.

5.   Representations and Warranties of Contractor:    Contractor understands that the Consulting Shares are being issued to it in reliance upon the exemptions provided in the Securities Act of 1933 (the “Securities Act”) and/or Regulation D thereunder.

a)
Contractor has received, read carefully and understands the SEC filings of BTCS and has consulted its own attorney, accountant and/or investment advisor with respect to the ownership of the Consulting Shares and its suitability for Contractor. Contractor represents and warrants that he has carefully reviewed and understands the information contained in such documents.

b)	Contractor is an “accredited investor,” within the meaning given to such term in Regulation D under the Securities Act.

c)
Contractor understands and acknowledges that (i) Contractor must bear the economic risk of its investment in the Consulting Shares; (ii) the Consulting Shares have not been registered under the Securities Act or any U.S. state securities laws and are being offered and sold in reliance upon exemptions provided in the Securities Act and U.S. state and securities laws for transactions not involving any public offering and, therefore, cannot be resold or transferred unless they are subsequently registered under the Securities Act and applicable U.S. state and securities laws or unless an exemption from such registration is available; (iii) Contractor is purchasing the Consulting Shares for investment purposes only for the account of Contractor and not with any view toward a resale or distribution thereof; (iv) Contractor has no contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else any of the Consulting Shares or any part thereof, and Contractor has no present plans to enter into any such contract, undertaking, agreement or arrangement; (v) BTCS does not have any obligation or intention to register the Consulting Shares for sale under the Securities Act or any U.S. state or securities laws; and (vi) Contractor has no right to require the registration of the Consulting Shares under the Securities Act or U.S. state or securities laws or other applicable securities regulations.

d)
Contractor is knowledgeable and experienced in evaluating investments and experienced in financial and business matters and is capable of evaluating the merits and risks of investing in the Consulting Shares. Contractor has evaluated the risks of investing in the Consulting Shares, and has determined that the Consulting Shares are a suitable investment for Contractor. In evaluating the suitability of an investment in BTCS, Contractor has not relied upon any representations, warranties or other information (whether oral or written) from BTCS, any of its respective officers or employees or any of its respective affiliates and, instead, has relied upon independent investigations made by Contractor or representative(s) of the Contractor.

e)
Contractor can bear the economic risk of this investment and can afford a complete loss of his investment. The aggregate amount of the investments of Contractor in, and its commitments to, all similar investments that are illiquid is reasonable in relation to his net worth.

f)
BTCS has made available to Contractor, during the course of this transaction and prior to the purchase of any of the Consulting Shares, the opportunity to ask questions of and receive answers from BTCS concerning the company and to obtain any additional information necessary to verify information contained in the referenced BTCS SEC filings or otherwise relating to the financial data and business of BTCS, to the extent that BTCS possesses such information or can acquire it without unreasonable effort or expense, and all such questions, if asked, have been answered satisfactorily to Contractor and all such documents, if examined, have been found to be fully satisfactory.

g)
Contractor is aware and acknowledges that (i) BTCS has a short operating history with substantial losses incurred; (ii) the Consulting Shares involve a substantial degree of risk of loss; (iii) Contractor, in making this investment, is relying, if at all, solely upon the advice of such Contractor’s personal tax advisor with respect to the tax aspects of an investment in the Consulting Shares; and (iv) because there are substantial restrictions on the transferability of the Consulting Shares it may not be possible for Contractor to liquidate such Contractor’s investment readily in any event, including in case of an emergency.

h)	Contractor maintains his domicile, and is not merely a transient or temporary resident, at the residence address shown in Section 15 below.

6.   Expenses:    BTCS shall reimburse Contractor for reasonable and necessary out-of-pocket expenses incurred by Contractor in the performance of this Agreement. All business-related expenses must be pre-approved by BTCS. Travel, lodging and rental car expenses will be paid by BTCS pursuant to BTCS’s current Travel Expense Policy, as amended from time to time.

7.   Termination:    This Agreement may be terminated at any time by either party with or without cause upon five (5) days prior written notice; or upon the death, disability or incapacity of the Contractor (the “Termination Date”).

8.   Independent Contractor:    It is expressly agreed that Contractor is acting as an independent contractor in performing Services hereunder. BTCS shall carry no workmen's compensation insurance or any health, accident or disability insurance to cover Contractor. BTCS shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship. Contractor shall be solely responsible and liable for reporting and paying all federal and state income or other taxes applicable to the Contractor’s compensation under this Agreement, and BTCS will provide Contractor with an IRS Form 1099 at the end of each calendar year in which compensation is paid to Contractor. It is further understood and expressly agreed by Contractor that he has no right or authority to incur expenses, obligations or liabilities in the name of or binding on BTCS, and he shall not represent to third parties that he has any relationship (e.g., employer-employee or principal-agent) with BTCS other than the independent contractor arrangement set forth in this Agreement.

9.   Indemnification:    BTCS hereby agrees to indemnify and hold harmless Contractor and Contractor’s employees, associates, or agents harmless from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (“Losses”), arising from, in connection with, or incident to performance of the Services under this Agreement, except to the extent that such Losses result from the gross negligence or intentional misconduct of Contractor or Contractor's employees, associates, or agents. Contractor shall indemnify and hold BTCS harmless from any and all Losses arising out of Contractor’s breach of any of his representations, promises or warranties set forth in this Agreement.

10.   Non-Disclosure of Information:    Contractor shall not disclose or appropriate to his own use, or to the use of any third party, at any time during or one year subsequent to the term of this Agreement, any proprietary, secret or confidential information of BTCS or any of its affiliated companies. Examples of BTCS’s confidential information that may be disclosed to the Contractor include but are not limited to: information pertaining to products, product development, research, marketing information, customer lists, processes, prices, profits, contract terms, future projects, and any information that is not in the public domain or is not readily available to the public. Exceptions to this duty of non-disclosure extend to information that is in the public domain, or exceptions granted with BTCS’s prior written consent.

11.   Reporting:   During the term of this Agreement, and any extensions hereof, it is the intent of BTCS that Contractor's primary reporting responsibility shall be to Charles W. Allen, or his designee.

12.   Representations:   Contractor represents that he is not subject to any confidentiality agreements, non-compete obligations, or any other restriction that might impair his ability to perform the duties generally described in this Agreement.

13.    Assignment:   This Agreement is for the personal services of the Contractor and is entered into in reliance upon and in consideration of the singular personal skill, background, and qualifications of Contractor. Contractor shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on his part pursuant to the terms of this Agreement without the prior written consent of BTCS. Any attempted assignment or transfer by Contractor of his obligations without such consent shall be void.

14.   Modification of Agreement:    This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

15.   Notice:   Any notice required or permitted to be given hereunder shall be sufficient if given in writing, and sent by, electronic mail (for which a delivery confirmation is received and a PDF is attached), and  express delivery service, e.g. Federal Express or UPS, or by registered or certified mail, postage prepaid, addressed as follows:

If to BTCS:
Bitcoin Shop Inc.
1901 North Fort Myer Drive, Suite #1105
Arlington, VA  22209
Attn: Charles Allen
Email: c.allen@btcs.com

If to the Contractor:

[•]or to such other address as the parties hereto may specify, in writing, from time to time. Written notice given as provided in this paragraph shall be deemed received by the other party two business days after the date the mail is stamped registered or certified and deposited in the mail, or deposited with an express delivery service.

16.   Waiver of Breach:    The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

17.   Governing Law:    This Agreement and all controversies arising from and relating to performance under this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to such state’s rules concerning conflicts of laws.

18.   Severability:    In the event any provision of this Agreement, or any part of any provision of this Agreement shall be void or unenforceable, then such provision shall be stricken and of no force and effect. However, unless the stricken provisions go to the essence of the contract or the considerations bargained for by the parties, the remaining provisions of the Agreement shall remain in full force and effect.

19.   Duty of Good Faith:    During the term of this Agreement, and for the duration of any continuing obligations following the expiration or termination of this Agreement, Contractor shall perform the duties and obligations set forth in this Agreement diligently, fairly and in good faith, and shall cooperate in every respect with BTCS. Contractor shall not engage in any acts or conduct that conflicts with the performance or intent of this Agreement, or that in BTCS’s judgment reflects unfavorably upon BTCS, its business, products or services, or any of its directors, officers, employees, agents, or representatives. During the term of this Agreement and for a period of twelve months following the expiration or termination of this Agreement neither BTCS nor Contractor shall make nor permit others to attribute to such party comments, statements or remarks that are disparaging or adverse to the other party, its business, products or services, or any of its directors, officers, employees, agents or representatives.

20.   Entire Agreement:   This Agreement constitutes the entire agreement between the parties and contains all the terms, conditions, understandings and agreements between the parties, and supersedes any and all oral statements, representations, negotiations, understandings or agreements between the parties concerning the subject matter of this Agreement.

This Agreement when signed and dated by both parties shall be deemed to be made, accepted and delivered as of the date first written above.

CONTRACTOR:

____________________________
Name:

BITCOIN SHOP INC.

____________________________
Name: Charles Allen
Title: Chief Executive Officer